Exhibit 27

DATE: May 17, 2004              MEDIA, INVESTOR,      Dan Reynolds
FOR RELEASE: Immediately        ANALYST CONTACT:     (817) 222-1122

                CALLOWAY'S NURSERY ANNOUNCES
              RESULTS OF ODD-LOT PURCHASE OFFER
                             AND
             DEREGISTRATION OF ITS COMMON STOCK

FORT WORTH, TX - MAY 17, 2004 -- Calloway's Nursery, Inc.
today announced the results of its Odd-Lot
Purchase  Offer, which it terminated at 5:00  p.m.,  Fort
Worth,  Texas time on Friday, May 14, 2004.  1,299 shares
of  the  Company's  common stock  were  tendered  to  and
purchased by the Company pursuant to the Odd-Lot Purchase
Offer.   As a result of the successful completion of  the
Odd-Lot  Purchase  Offer, the Company now  has  only  223
shareholders of record and intends to terminate the registration of its common stock under the Securities
Exchange Act of 1934. Upon the Company's planned filing of a Form 15 later today, the Company's duty to file periodic reports under Section13(a) of the Exchange Act will be suspended immediately.

By terminating the registration of its common stock and relieving itself of the reporting requirements of the SEC and other obligations, the company estimates that it will save approximately $500,000 annually.

Founded  in  1986, Calloway's Nursery, Inc.  operates  27
retail garden centers in the four largest metropolitan areas in Texas: Dallas, Fort Worth, Houston and San
Antonio, reaching a combined population of 11.4 million.

Calloway's   Nursery,  Inc.  believes  its   shareholders
benefit from the views of management about the future of the Company's business. Included herein may be forward-looking statements, including statements about estimated cost savings resulting from termination of the common stock registration. Many factors affect management's views about future events and trends of the Company's business. These factors involve risk and uncertainties that could cause actual results or trends to differ materially from management's view, including any of these factors: the company's ability to successfully achieve the anticipated cost savings, and the risk factors set forth from time to time in the Company's filings with the Securities and Exchange Commission.